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                                                                     EXHIBIT 3.1

             SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           COLOR KINETICS INCORPORATED

                      (incorporated on September 15, 1997)

         I, George Mueller, Chief Executive Officer and Treasurer of Color Kinetics Incorporated (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, do hereby certify as follows:

         The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on September 15, 1997, the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on November 4, 1998, the Second Amended and Restated Certificate of Incorporation Corporation was filed with the Secretary of State of Delaware on November 4, 1999, the Third Amended and Restated Certificate of Incorporation Corporation was filed with the Secretary of State of Delaware on August 18, 2000 and the Fourth Amended and Restated Certificate of Incorporation Corporation was filed with the Secretary of State of Delaware on March 22, 2001, and the Fifth Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on December 14, 2001. This Sixth Amended and Restated Certificate of Incorporation has been duly proposed by the directors and adopted by the stockholders in the manner and by the vote prescribed by Sections 228 and 242 and has been duly adopted pursuant to Section 245 of the General Corporation Law of Delaware.

         FIRST. The name of the Corporation is Color Kinetics Incorporated.

         SECOND. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware, County of New Castle, and the name of its registered agent at such address is The Corporation Trust Company.

         THIRD. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 69,776,493 shares, consisting of 41,000,000 shares of Common Stock with a par value of $0.001 per share (the "Common Stock") and 28,776,493 shares of Preferred Stock with a par value of $0.001 per share (the "Preferred Stock").

         A description of the respective classes of stock and a statement of the designations, preferences, voting powers (or no voting powers), relative, participating, optional or other special rights and privileges and the qualifications, limitations and restrictions of the Preferred Stock and Common Stock are as follows:

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A.       PREFERRED STOCK

         1. Number of Shares. The Corporation hereby creates and designates the following seven series of Preferred Stock:

         (i) Series A Convertible Preferred Stock. 1,020,285 shares of the Corporation's Preferred Stock, par value $0.001 per share, shall be designated as the Series A Convertible Preferred Stock ("Series A Preferred");

         (ii) Series B Convertible Preferred Stock. 3,956,208 shares of the Corporation's Preferred Stock, par value $0.001 per share, shall be designated as the Series B Convertible Preferred Stock ("Series B Preferred");

         (iii) Series C Preferred Stock. 4,000,000 shares of the Corporation's Preferred Stock, par value $0.001 per share, shall be designated as the Series C Convertible Preferred Stock ("Series C Preferred");

         (iv) Series D Preferred Stock. 6,000,000 shares of the Corporation's Preferred Stock, par value $0.001 per share, shall be designated as the Series D Convertible Preferred Stock ("Series D Preferred");

         (v) Series D-1 Preferred Stock. 3,000,000 shares of the Corporation's Preferred Stock, par value $0.001 per share, shall be designated as the Series D-1 Convertible Preferred Stock ("Series D-1 Preferred")and

         (vi) Series E Preferred Stock. 6,000,000 shares of the Corporation's Preferred Stock, par value $0.001 per share, shall be designated as the Series E Convertible Preferred Stock ("Series E Preferred").

         (vii) Series F Preferred Stock. 4,800,000 shares of the Corporation's Preferred Stock, par value $0.001 per share, shall be designated as the Series F Convertible Preferred Stock ("Series F Preferred").

         The original purchase price per share ("Original Purchase Price Per Share") for each share of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, the Series D-1 Preferred, the Series E Preferred, and the Series F Preferred is as follows:

         (i)      Series A Preferred - $ .8256

         (ii)     Series B Preferred - $1.1008

         (iii)    Series C Preferred - $  3.88

         (iv)     Series D Preferred - $4.7495

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         (v)      Series D-1 Preferred - $  4.7495

         (vi)     Series E Preferred -   $  2.8834

         (vii)    Series F Preferred -   $3.754269

         The term "Designated Preferred" as used herein without reference to the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, the Series D-1 Preferred, the Series E Preferred, or the Series F Preferred shall mean the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, the Series D-1 Preferred, the Series E Preferred, and the Series F Preferred share for share alike and without distinction as to series, except as otherwise expressly provided.

         The Designated Preferred shall have the rights, preferences and characteristics set forth herein.

         2.       Voting.

                  2A.      General. Except as may be otherwise provided in these
terms of the Preferred Stock or by law, the Designated Preferred shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. Each share of Designated Preferred shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Designated Preferred is then convertible.

                  2B.      Board Size. The Corporation shall not, without the
written consent or affirmative vote of the holders of at least fifty-one percent (51%) of the then outstanding shares of Designated Preferred, given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a class, increase the maximum number of directors constituting the Board of Directors to a number in excess of seven (7).

                  2C.      Board Seats. The holders of the Series A Preferred
and the Series B Preferred, voting together as a separate series, shall be entitled to elect one (1) director of the Corporation. The holders of the Series C Preferred shall be entitled to elect one (1) director of the Corporation. The holders of the Common Stock, voting as a separate class, shall be entitled to elect four (4) directors of the Corporation. The holders of the Designated Preferred and the Common Stock, voting together as a single class, shall be entitled to elect one (1) director of the Corporation. Notwithstanding the foregoing or anything else to the contrary provided in the Certificate of Incorporation, if the Corporation fails or refuses, for any reason or for no reason, to redeem on the Redemption Date (as defined in paragraph 7) all of the then outstanding shares of Designated Preferred in accordance with the terms and provisions of paragraph 7, the holders of the Designated Preferred, voting together as a separate class, shall be entitled to elect a majority of the directors of the Corporation. At any meeting (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or the written consent) of the holders of (i) a majority of the shares of Series A and B Preferred then outstanding, together, shall constitute a quorum of the Series A and Series B Preferred for the election of the director to be elected solely by the holders of the Series A and Series B Preferred, (ii) the holders

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of a majority of the shares of Series C Preferred then outstanding shall constitute a quorum of the Series C Preferred for the election of the director to be elected solely by the holders of the Series C Preferred, (iii) the holders of a majority of the shares of Common Stock then outstanding shall constitute a quorum of the Common Stock for the election of the directors to be elected solely by the holders of the Common Stock and (iv) the holders of a majority of the shares of Designated Preferred and Common Stock then outstanding, together, shall constitute a quorum of the Designated Preferred and Common Stock for the election of the director to be elected jointly by the holders of the Designated Preferred and the Common Stock. A vacancy in the directorship elected by the holders of the Series A and Series B Preferred shall be filled only by vote or written consent of the holders of the Series A and Series B Preferred, a vacancy in the directorship elected by the holders of the Series C Preferred shall be filled only by vote or written consent of the holders of the Series C Preferred, a vacancy in any directorship elected by the holders of the Common Stock shall be filled only by vote or written consent of the holders of the Common Stock and a vacancy in the directorship elected jointly by the holders of the Designated Preferred and the Common Stock shall be filled only by vote or written consent of the Designated Preferred and the Common Stock as provided above.

         3. Dividends. The holders of the Designated Preferred shall be entitled to receive, out of funds legally available therefor, dividends at the same rate as dividends (other than dividends paid in additional shares of Common Stock) are paid with respect to the Common Stock (treating each share of Designated Preferred as being equal to the number of shares of Common Stock (including fractions of a share) into which each share of Designated Preferred is then convertible).

         4. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Designated Preferred shall be entitled, before any distribution or payment is made upon any stock ranking on liquidation junior to the Designated Preferred, to be paid an amount equal to the greater of (i) the respective Original Purchase Price Per Share plus any other dividends declared but unpaid thereon, computed to the date payment thereof is made available, or (ii) such amount per share as would have been payable had each such share been converted to Common Stock pursuant to paragraph 6 immediately prior to such liquidation, dissolution or winding up, and the holders of Designated Preferred shall not be entitled to any further payment, such amount payable with respect to one share of Designated Preferred being sometimes referred to as the "Liquidation Preference Payment" and with respect to all shares of Designated Preferred being sometimes referred to as the "Liquidation Preference Payments". If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Designated Preferred shall be insufficient to permit payment to the holders of Designated Preferred of the amount distributable as aforesaid, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Designated Preferred in accordance with the respective amounts which would otherwise have been distributed to such holders if such assets had been sufficient to make the Liquidation Preference Payments in full. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Designated Preferred shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Corporation may be distributed to the holders of stock ranking on liquidation junior to the Designated Preferred. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Preference Payments and the

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place where said Liquidation Preference Payments shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, not less than 20 days prior to the payment date stated therein, to the holders of record of Designated Preferred, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. Unless waived by the holders of at least 66 2/3% of the then outstanding shares of Designated Preferred, together as a class, the consolidation, merger or reorganization of the Corporation into or with any other entity or entities which results in (i) the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof (other than a merger to reincorporate the Corporation in a different jurisdiction) or (ii) the Corporation's security holders immediately prior to such a transaction holding less than 50% of the voting power of the surviving entity, and the sale, lease, abandonment, transfer or other disposition by the Corporation of all or substantially all its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this paragraph 4. For purposes hereof, the Common Stock shall rank on liquidation junior to the Designated Preferred.

         5. Restrictions. At any time when shares of Designated Preferred are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Certificate of Incorporation, and in addition to any other vote required by law or the Certificate of Incorporation, without the approval of the holders of at least a majority of the then outstanding shares of Designated Preferred, given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a separate class, the Corporation will not:

                  5A.      Create or authorize the creation of any additional
class or series of shares of stock unless the same ranks junior to the Designated Preferred as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation and as to conversion, dividend and redemption rights, or increase the authorized amount of the Designated Preferred or increase the authorized amount of any additional class or series of shares of stock unless the same ranks junior to the Designated Preferred as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation and as to conversion, dividend and redemption rights, or create or authorize any obligation or security convertible into shares of Designated Preferred or into shares of any other class or series of stock unless the same ranks junior to the Designated Preferred as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation and as to conversion, dividend and redemption rights, whether any such creation, authorization or increase shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise;

                  5B.      Consent to any liquidation, dissolution, winding up,
recapitalization or reorganization of the Corporation or consolidate or merge into or with any other entity or entities or sell, lease, abandon, transfer or otherwise dispose of all or substantially all of its assets or securities;

                  5C.      Amend, alter or repeal its Certificate of
Incorporation or By-laws if the effect would be detrimental or adverse in any manner with respect to the rights of the holders of the Designated Preferred;

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                  5D.      Purchase or set aside any sums for the purchase of,
or pay any dividend or make any distribution on, any shares of stock other than the Designated Preferred, except for dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and except for the purchase of shares of Common Stock from former employees of the Corporation who acquired such shares directly from the Corporation, if each such purchase is made pursuant to contractual rights held by the Corporation relating to the termination of employment of such former employee and the purchase price does not exceed the original issue price paid by such former employee to the Corporation for such shares; or

                  5E.      Redeem or otherwise acquire any shares of Designated
Preferred except as expressly authorized in paragraph 7 hereof or pursuant to a purchase offer made pro rata to all holders of the shares of Designated Preferred on the basis of the aggregate number of outstanding shares of Designated Preferred then held by each such holder.

         6. Conversions. The holders of shares of Designated Preferred shall have the following conversion rights:

                  6A.      Right to Convert. Subject to the terms and conditions
of this paragraph 6, the holder of any share or shares of Designated Preferred shall have the right, at its option at any time, to convert any such shares of Designated Preferred (except that upon any liquidation of the Corporation the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Designated Preferred) into such number of fully paid and nonassessable shares of Common Stock as is obtained by (i) multiplying the respective number of shares of Designated Preferred so to be converted by the respective Original Purchase Price Per Share and (ii) dividing the result by a conversion price equal to the respective Original Purchase Price Per Share or, in case an adjustment of such price has taken place pursuant to the further provisions of this paragraph 6, then by the conversion price as last adjusted and in effect at the date any share or shares of Designated Preferred are surrendered for conversion (such price, or such price as last adjusted, being referred to as the "Conversion Price"). Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Designated Preferred into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Designated Preferred) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued. A holder may make its election to convert contingent upon the happening of an event specified in
Section 6I(3) or (4); such election may provide that it will be automatically revoked if such event does not occur within a specified time and, in any case, such election may be revoked at any time prior to the occurrence of such event.

                  6B.      Issuance of Certificates; Time Conversion Effected.
Promptly after the receipt of the written notice referred to in subparagraph 6A and surrender of the certificate or certificates for the share or shares of Designated Preferred to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Designated Preferred.

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To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Designated Preferred shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

                  6C.      Fractional Shares; Dividends; Partial Conversion. No
fractional shares shall be issued upon conversion of Designated Preferred into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. At the time of each conversion, the Corporation shall pay in cash an amount equal to all dividends, accrued and unpaid on the shares of Designated Preferred surrendered for conversion to the date upon which such conversion is deemed to take place as provided in subparagraph 6B. In case the number of shares of Designated Preferred represented by the certificate or certificates surrendered pursuant to subparagraph 6A exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the respective number of shares of Designated Preferred represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this subparagraph 6C, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Designated Preferred for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation.

                  6D.      Adjustment of Price Upon Issuance of Common Stock.
Except as provided in subparagraph 6E, if and whenever the Corporation shall issue or sell, or is, in accordance with subparagraphs 6D(1) through 6D(7), deemed to have issued or sold, any shares of Common Stock ("Additional Shares of Common Stock") for a consideration per share less than the Conversion Price of the Series A Preferred, the Series B Preferred, the Series C Preferred and/or the Series D Preferred in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price of the Series A Preferred, the Series B Preferred, the Series C Preferred and/or the Series D Preferred, as the case may be, shall be reduced to the price determined by dividing (i) an amount equal to the sum of (a) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the then existing Conversion Price and (b) the consideration, if any, received by the Corporation upon such issue or sale, by (ii) the total number of shares of Common Stock outstanding immediately after such issue or sale.

                  Except as provided in subparagraph 6E, if and whenever the Corporation shall issue or sell, or is, in accordance with subparagraphs 6D(1) through 6D(7), deemed to have issued or sold, Additional Shares of Common Stock for a consideration per share less than the Series D-1 Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Series D-1 Conversion Price shall be reduced, concurrently with such issue, to the price at which such Additional Shares of Common Stock are issued.

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                  Except as provided in subparagraph 6E, if and whenever the
Corporation shall issue or sell, or is, in accordance with subparagraphs 6D(1) through 6D(7), deemed to have issued or sold, Additional Shares of Common Stock for a consideration per share less than the Series E Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Series E Conversion Price shall be reduced, concurrently with such issue, to the price at which such Additional Shares of Common Stock are issued.

                  Except as provided in subparagraph 6E, if and whenever the Corporation shall issue or sell, or is, in accordance with subparagraphs 6D(1) through 6D(7), deemed to have issued or sold, Additional Shares of Common Stock for a consideration per share less than the Series F Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Series F Conversion Price shall be reduced, concurrently with such issue, to the price at which such Additional Shares of Common Stock are issued.

         For purposes of this subparagraph 6D, the following subparagraphs 6D(1) to 6D(7) shall also be applicable:

                           6D(1)    Issuance of Rights or Options. In case at
         any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in subparagraph 6D(3), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

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                           6D(2)    Issuance of Convertible Securities. In case
         the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided in subparagraph 6D(3), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this subparagraph 6D, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

                           6D(3)    Change in Option Price or Conversion Rate.
         Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subparagraph 6D(1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph 6D(1) or 6D(2), or the rate at which Convertible Securities referred to in subparagraph 6D(1) or 6D(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced; and on the termination or cancellation of any such Option or any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

                           6D(4)    Stock Dividends. In case the Corporation
         shall declare a dividend or make any other distribution upon any stock of the Corporation (other than the Common Stock) payable in Common Stock, Options or Convertible Securities, then any Common Stock, Options or Convertible Securities, as the case may be, issuable in

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         payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

                           6D(5)    Consideration for Stock. In case any shares
         of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation.

                           6D(6)    Record Date. In case the Corporation shall
         take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                           6D(7)    Treasury Shares. The number of shares of
         Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this subparagraph 6D.

                  6E.      Certain Issues of Common Stock Excepted. Anything
herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Price in the case of the issuance from and after the date of filing of these terms of the Preferred Stock of (i) up to 4,235,000 shares (appropriately adjusted to reflect the occurrence of any event described in subparagraph 6F) of Common Stock, or such higher number as may be approved in writing by a majority of the Directors elected solely or in part by the holders of Designated Preferred, to directors, officers, employees or consultants of the Corporation in connection with their service as directors of the Corporation, their employment by the Corporation or their retention as consultants by the Corporation (ii) shares of Common Stock pursuant to the conversion of any shares of the Designated Preferred, or (iii) shares of Common Stock pursuant to the exercise of any warrants of the Corporation outstanding as of or issued on January 29, 2004.

                  6F.      Subdivision or Combination of Common Stock. In case
the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased. In the case of any such subdivision, no further adjustment shall be made pursuant to subparagraph 6D(4) by reason thereof

                  6G.      Reorganization or Reclassification. If any capital
reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Designated Preferred shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Designated Preferred, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

                  6H.      Notice of Adjustment. Upon any adjustment of the
Conversion Price, then and in each such case the Corporation shall give written notice thereof, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of shares of Designated Preferred at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

                  6I.      Other Notices. In case at any time:

                           (1) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

                           (2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

                           (3) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into another entity or entities, or a sale, lease, abandonment, transfer or other disposition of all or substantially all its assets; or

                           (4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of any shares of Designated Preferred at the address of such holder as shown on the books of the Corporation, (a) at least 20 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up and (b) in the case of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, as the case may be.

                  6J.      Stock to be Reserved. The Corporation will at all
times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Designated Preferred as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Designated Preferred. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Conversion Price in effect at the time. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Designated Preferred would exceed the total number of shares of Common Stock then authorized by the Certificate of Incorporation.

                  6K.      No Reissuance of Designated Preferred. Shares of
Designated Preferred which are converted into shares of Common Stock as provided herein shall not be reissued.

                  6L.      Issue Tax. The issuance of certificates for shares of
Common Stock upon conversion of Designated Preferred shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Designated Preferred which is being converted.

                  6M.      Closing of Books. The Corporation will at no time
close its transfer books against the transfer of any Designated Preferred or of any shares of Common Stock issued or issuable upon the conversion of any shares of Designated Preferred in any manner which interferes with the timely conversion of such Designated Preferred, except as may otherwise be required to comply with applicable securities laws.

                  6N.      Definition of Common Stock. As used in this paragraph
6, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, par value $.001 per share, as constituted on the date of filing of these terms of the Preferred Stock and shall also include any capital stock of any class of the Corporation thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Designated Preferred shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subparagraph 6G.

                  6O(1).   Mandatory Conversion Upon a Public Offering. If at
any time the Corporation shall effect a firm commitment underwritten public offering of shares of Common Stock in which (i) the aggregate price paid for such shares by the public shall be at least $20 million and (ii) the price paid by the public for such shares shall be at least $6.00 per share (appropriately adjusted to reflect the occurrence of any event described in subparagraph 6F), then effective upon the closing of the sale of such shares by the Corporation pursuant to such public offering, all outstanding shares of Designated Preferred shall automatically convert to shares of Common Stock on the basis set forth in this paragraph 6. Holders of shares of Designated Preferred so converted may deliver to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to such holders) during its usual business hours, the certificate or certificates for the shares so converted. As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled, together with any cash dividends and payment in lieu of fractional shares to which such holder may be entitled pursuant to subparagraph 6C. Until such time as a holder of shares of Designated Preferred shall surrender his or its certificates therefor as provided above, such certificates shall be deemed to represent the shares of Common Stock to which such holder shall be entitled upon the surrender thereof.

                  6(O)(2). Conversion Upon Series E Preferred Down Round Financing. In the event that the Corporation shall issue its Series E Preferred at a price per share less than the Original Purchase Price Per Share of the Series D Preferred as part of a financing for the Company ("Series E Financing"), all shares of Series D Preferred held by each holder of Series D Preferred which purchases $3,500,000 or more of Series E Preferred in the Series E Financing shall automatically be converted into shares of Series D-1 Preferred at the ratio of one share of Series D-1 Preferred for each share of Series D Preferred so converted, such conversion to be effective immediately prior to the initial sale of Series E Preferred in the Series E Financing.

                  6(O)(3). Mechanics of Automatic Conversion. Upon an automatic conversion pursuant to Section 6(O)(2), all shares of Series D Preferred to be so converted shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Series D-1 Preferred issuable upon such conversion unless certificates evidencing such shares of the Series D Preferred being converted are either delivered to the Corporation or its transfer agent, or the holder of such shares notifies the Corporation or any transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. Upon the delivery of such certificates, at the office of the Corporation or of its transfer agent, or upon the execution and delivery to the Corporation of such agreement, there shall be issued and delivered to such holder, promptly at such office and in the name as shown on such surrendered certificate or certificates or specified in such agreement, a certificate or certificates for the number of shares of Series D-1 Preferred into which the shares of the Series D Preferred surrendered were convertible on the date on which such automatic conversion occurred.

                  7. Redemption. The shares of Series A Preferred , Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, and Series F Preferred shall be redeemable as follows:

                  7A.      Redemption Option. On November 4, 2006, and on each
of the next two anniversaries thereafter (the "Redemption Dates", and each a "Redemption Date"), the Corporation shall, at the option of a holder or holders of at least 50% of the Designated Preferred, effected by delivering notice (the "Redemption Notice") in writing to the Corporation at least 120 days prior to any such Redemption Date, redeem from such holder(s) and any holder delivering a Supplementary Redemption Notice: (i) on November 4, 2006, 33 1/3% of the shares of each series of Preferred Stock held by such holder(s) (or such holder's direct or indirect transferor) on such date, (ii) on November 4, 2007, 50% of the shares of each series of Preferred Stock held by such holder (s) such holder's direct or indirect transferor) on such date, and (iii) on November 4, 2008, 100% of the shares of each series of Preferred Stock held by such holder(s) (or such holder's direct or indirect transferor) on such date.

                  7B.      Redemption Price and Payment. The shares of
Designated Preferred to be redeemed on any Redemption Date shall be redeemed by paying for each share in cash an amount equal to the respective Original Purchase Price Per Share plus, in the case of each share, an amount equal to all dividends, declared but unpaid thereon, computed to such Redemption Date, such amount being referred to as the "Redemption Price". Such payment shall be made in full on the applicable Redemption Date to the holders entitled thereto.

                  7C.      Redemption Mechanics. Not more than 20 days after
receipt of the Redemption Notice by the Corporation the Corporation shall, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, deliver to each holder of record (at the close of business on the business day next preceding the day on which the Redemption Notice is given) of shares of Designated Preferred not covered by the Redemption Notice a written notice (the "Company Notice") notifying such holder of the receipt of a Redemption

Notice and specifying the Redemption Price, the Redemption Date, the number of shares of each series of Preferred Stock to be redeemed pursuant to the Redemption Notice and the place where said Redemption Price shall be payable. The Company Notice shall be addressed to each holder at his address as shown by the records of the Corporation. Each such other holder may elect to submit a Supplementary Redemption Notice, provided such Supplementary Redemption Notice is delivered to the Corporation on or before the date which is 20 days from the date of delivery of the Company Notice. From and after the close of business on a Redemption Date, unless there shall have been a default in the payment of the Redemption Price, all rights of holders of shares of Preferred Stock being redeemed (except the right to receive the Redemption Price) shall cease with respect to the shares to be redeemed on such Redemption Date, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Designated Preferred on a Redemption Date are insufficient to redeem the total number of shares of Designated Preferred to be redeemed on such Redemption Date, the holders of such shares shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable to them if the full number of shares to be redeemed on such Redemption Date were actually redeemed. The shares of Designated Preferred requested to be redeemed but not so redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Designated Preferred, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above.

                  7D.      Redeemed or Otherwise Acquired Shares to be Retired.
Any shares of Designated Preferred redeemed pursuant to this paragraph 7 or otherwise acquired by the Corporation in any manner whatsoever shall be cancelled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Designated Preferred.

         8. Amendments. The provisions of the terms of the Preferred Stock may be amended, modified or waived only with the written consent or affirmative vote of the holders of at least fifty-one percent (51%) of the then outstanding shares of Designated Preferred, voting together as a separate class and, with respect to Section 2C, with the written consent or affirmative vote of the holders of at least fifty-one percent (51%) of the then outstanding shares of Series C Preferred voting as a separate class.

B.       COMMON STOCK

         1. Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

         2. Voting Rights. Except as otherwise required by law or this Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by him of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation, with each such share being entitled to such number of votes per share as is provided in this Article FOURTH.

         3. Dividends. Subject to the preferential rights of the Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

         4. Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled, unless otherwise provided by law or this Certificate of Incorporation, to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

C.       VOTING LIMITATIONS

         The foregoing notwithstanding, a holder of Common Stock or Preferred Stock shall not, at any time, be entitled to vote any shares of this Corporation held by it to the extent that such voting would contravene the provisions of Regulation Y of the Board of Governors of the Federal Reserve System (12 C.F.R.
Part 225), or any successor to such regulation, or any other law, regulation, rule or other requirement of any governmental authority as from time to time in effect (the "Legal Limitations"). The number of shares held by a holder which are rendered non- voting under the preceding sentence may vary depending upon the circumstances to which the Legal Limitations are being applied, and the number of other shares entitled to vote in such circumstance. In the event that only a portion of a holder's shares of Common Stock or Preferred Stock must be rendered non-voting to achieve compliance with the legal limitations, then only such number of the holder's shares of Preferred Stock and then Common Stock shall be rendered non-voting, in that order, until compliance with the Legal Limitations is obtained. This Corporation shall be entitled to rely, without independent verification, upon the representation of any holder that it is entitled under applicable law to vote the shares held by it, and in no event shall the Corporation be liable to any such holder or any third party arising from any such vote whether or not permitted by applicable law. A holder of any shares of Common Stock or Preferred Stock that are rendered non-voting in order to comply with the Legal Limitations may not sell such shares other than to a purchaser taking such shares subject to the Legal Limitations unless: (i) such sale will take place in a dispersed public distribution in which no purchaser or group of related purchasers acquires shares representing more than two percent of a class of voting shares of this Corporation; (ii) such sale is to this Corporation; or (iii) this Corporation is notified of such holder's intent and such sale is to one or more purchasers acceptable to it.

         FIFTH. The Corporation is to have perpetual existence.

         SIXTH. In furtherance of and not in limitation of powers conferred by statute, it is further provided that:

                  (a) Subject to the limitations and exceptions, if any, contained in the by-laws of the Corporation, the by-laws may be adopted, amended or repealed by the Board of Directors of the Corporation;

                  (b) Elections of directors need not be by written ballot unless, and only to the extent, otherwise provided in the by-laws; and

                  (c) Subject to any applicable requirements of law, the books of the Corporation may be kept outside the State of Delaware at such locations as may be designated by the Board of Directors or in the by-laws of the Corporation.

         SEVENTH. The Corporation shall indemnify each person who at any time is, or shall have been, a director or officer of the Corporation and was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding, to the maximum extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which any such director or officer may be entitled, under any by-law, agreement, vote of directors or stockholders or otherwise. No amendment to or repeal of the provisions of this Article SEVENTH shall deprive a director or officer of the benefit hereof with respect to any act or failure to act occurring prior to such amendment or repeal.

         EIGHTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class or creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

         NINTH. No director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages arising out of such director's breach of fiduciary duty as a director of the Corporation, except to the extent that the elimination or limitation of such liability is not permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended. No amendment to or repeal of the provisions of this Article NINTH shall deprive any director of the Corporation of the benefit hereof with respect to any act or failure to act of such director occurring prior to such amendment or repeal.

         TENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

         IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by George Mueller, its Chief Executive Officer and Treasurer, this 29th day of January, 2004.

                                           COLOR KINETICS INCORPORATED

                                           By:   /s/ George Mueller
                                               ---------------------------
                                               George Mueller